Exhibit 10.2

10/24/2024

Dear Scott,

In recognition of your accomplishments and continued professional growth, I am pleased to confirm your promotion as the Chief Executive Officer for Reynolds Consumer Products.

The details of the role change are as follows:

•	Base Salary: Your new role will be effective as of January 1, 2025 with an annual salary of $1,000,000.

•

Promotional Bonus: In addition, effective 2/1/2025, you will receive a grant of Restricted Stock Units with a grant date fair value of $500,000 which vests ratably over 2 years on 2/1/2026 and 2/1/2027 respectively. A separate email will be sent from E*TRADE with your award document shortly after 2/1/2025. You will be required to review and accept your award on E*TRADE.

•	Annual Incentive Plan (AIP): In addition to your base salary, you will be eligible to participate in the Reynolds Consumer Products Annual Incentive Plan at a target of 120% paid annually.

•	Long Term Incentive Plan (LTIP): In addition to the AIP, you will be eligible to participate in the LTIP with a 400% target effective January 1, 2025.

Based on the above, your Target Compensation for the new role is as follows:

Base Salary	AIP%	AIP $	Total Target Cash	LTIP%	LTIP $	Total Target Direct Comp
$1,000,000	120%	$1,200,000	$2,200,000	400%	$4,000,000	$6,200,000

Due to the nature of your new role, you will be required to sign an amended and restated Employment Agreement.

We wish you much success in your new role with Reynolds Consumer Products!

Kind Regards,

/s/ Valerie Miller

Valerie Miller Richards

Executive Vice President – Human Resources

Reynolds Consumer Products

If you choose to accept this promotion, please acknowledge your acceptance by signing below and returning the full letter via email to Valerie.Miller@reynoldsbrands.com. The changes will be processed once the signed letter is received.

I accept Reynolds Consumer Products’ promotional opportunity as outlined in this letter. I understand that this employment arrangement is considered “at-will” and may be terminated either by me or by the company at any time with or without cause.

/s/ Scott Huckins	Oct 24, 2024
Scott Huckins	Date